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                                                                     EXHIBIT 5.1

                  [Stradling Yocca Carlson & Rauth Letterhead]

                               November 17, 2000

Interplay Entertainment Corp.
16815 Von Karman Ave.
Irvine, CA  92606

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Interplay Entertainment Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,600,000 shares of the Company's Common Stock, $0.001 par value (the "Common Stock") issuable under the Company's Amended and Restated 1997 Stock Incentive Plan (the "1997 Plan") and Employee Stock Purchase Plan (the "Purchase Plan").

     We have reviewed the corporate actions of the Company in connection with this matter and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above. In addition, we have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that the 1,600,000 shares of Common Stock, when issued under the 1997 Plan and the Purchase Plan and against full payment therefor in accordance with the terms and conditions of each, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,

                             /s/ STRADLING YOCCA CARLSON & RAUTH